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                 TAX SHARING AND MANAGEMENT CONSULTING AGREEMENT

     THIS TAX SHARING AND MANAGEMENT CONSULTING AGREEMENT is made and entered as of July 2, 1997 (this "Agreement") by and between Fannie May Holdings, Inc., a Delaware corporation ("Holdings"), and Archibald Candy Corporation, an Illinois corporation (the "Company").

                                        WITNESSETH

     WHEREAS, Holdings owns all of the issued and outstanding capital stock of the Company and may, therefore, include the income and expense of the Company and each of its subsidiaries, if any, in Holdings' consolidated federal income tax returns; and

     WHEREAS, the parties hereto desire to consolidate such returns upon the terms and conditions herein set forth; and

     WHEREAS, the Company desires to have Holdings and its affiliates provide management consulting and financial advisory services on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto hereby agree as follows:

     1.   TAX SHARING AGREEMENT.

          (a) FILING AND PREPARATION OF FUTURE RETURNS. Company, on behalf of itself and each existing and future subsidiary thereof (the Company and each existing and future subsidiary thereof are sometimes collectively referred to as the "Subsidiaries" or individually as a "Subsidiary"), consents to joining with Holdings (Holdings and each of its consolidated subsidiaries being herein referred to as the "Group") in the filing of the consolidated federal income tax returns for any taxable year for which a consolidated return can be filed and each taxable year thereafter, in accordance with

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applicable income tax laws and regulations.  Holdings agrees that it will prepare and file in a timely manner all federal income tax returns required to be filed on behalf of the Group.

          (b)  ESTIMATED TAX PAYMENTS; TAX BENEFIT REIMBURSEMENTS.

               (i) Promptly following a request by Holdings, each Subsidiary shall pay to Holdings an amount equal to such Subsidiary's separate return tax liability as defined in Treasury Regulations Section 1.1552-1(a)(2)(ii) (the "Separate Return Tax Liability") multiplied by a fraction the numerator of which equals one and the denominator of which equals the total number of estimated tax payments that would be made by such Subsidiary for such taxable year if it were filing a separate tax return for such year. If the estimated tax payment of the Group is based upon the prior taxable year's consolidated tax liability, such Subsidiary's payment under this Section 1(b)(i) shall be determined by using its Separate Return Tax Liability for such prior year, and if such estimated tax payment is based upon the current year's tax liability, such Subsidiary's payment under this Section 1(b)(i) shall be determined by using its estimated Separate Return Tax Liability for such current year.

               (ii) In the event that the sum of any estimated payments made by any Subsidiary in a taxable year under Section 1(b)(i) exceeds such Subsidiary's final Separate Return Tax Liability for such taxable year, Holdings shall promptly pay to such Subsidiary the amount of such excess. In the event that the final Separate Return Tax Liability of such Subsidiary for a taxable year exceeds the sum of any payments based on estimated amounts made by such Subsidiary under Section 1(b)(i) for such taxable year, such Subsidiary shall pay such excess to Holdings promptly following Holdings' request therefor.

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               (iii)     The aggregate of any loss carryovers or credit
carryovers of the Group as of August 30, 1997, shall not be available in any carryover year for purposes of calculating the Separate Return Tax Liability of a member.

               (iv) The losses of each of the Subsidiaries generated after August 30, 1997 that do not reduce the taxable income of the Group shall be carried forward for utilization by the Group and shall be available for calculating the Separate Return Tax Liability of any Subsidiary. Holdings shall determine the order in which losses incurred by each of the Subsidiaries shall be utilized by the Group, in a manner not inconsistent with calculating Separate Return Tax Liability.

               (v) Any payments or reimbursements hereunder shall be computed by Holdings.

          (c) ADJUSTMENTS TO LIABILITY. Holdings and each Subsidiary agree that in the event there should be any factual circumstance, or any application, either retroactively or prospectively, of any federal income tax laws or revision of the federal income tax laws, which results in a redetermination of the Separate Return Tax Liability of any Subsidiary, the payment under Section 1(b) shall be adjusted to account for such redeterminations. It is intended that the adjustment referred to in this Section shall relate to those items which are given recognition in the Group's consolidated tax returns or are approved or adjusted by the Internal Revenue Service in its audit of said returns, and which therefore have been recognized or given effect by the computation of the consolidated income tax of the Group and the income tax computed on the separate return basis of each Subsidiary.

          (d) OTHER TAXES. Each Subsidiary shall pay to Holdings any foreign, federal, state or local taxes or governmental charges incurred by Holdings or (to the extent required by law to be

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paid by Holdings) by such Subsidiary relating to the business, operations or finances of such Subsidiary (except for any taxes or charges otherwise addressed in this Section 1). For purposes of this Agreement, the term "taxes" shall include, but is not limited to, all net income, capital gains, gross income, gross receipts, sales, use, transfer, franchise, profits, license, capital, payroll, excise, value added or other taxes and any related interest or governmental charge.

          (e) ADDITIONAL SUBSIDIARIES. If at any time after the date upon which this Agreement is executed, any party to this Agreement acquires or creates one or more subsidiary corporations that are includible corporations of the Group, either Holdings or a Subsidiary shall cause such subsidiary corporation to be subject to this Agreement and all references to either Group or a Subsidiary herein shall thereafter be interpreted to refer to Holdings, the Subsidiaries and such subsidiary or subsidiaries, or to a Subsidiary and such subsidiary or subsidiaries, respectfully. The parties hereto agree that this Agreement shall govern only the allocation of income taxes among Holdings and each Subsidiary for each taxable year, or portions thereof, in which each respective Subsidiary is included in a consolidated income tax return filed by Holdings and that no party to this Agreement shall have any rights or obligations under this Agreement to any other party to this Agreement subsequent to such party's disaffiliation from the Group, as defined in the Code.

     2.   MANAGEMENT CONSULTING AND INVESTMENT BANKING SERVICES.

          (a) AFFILIATES OF HOLDINGS. Any services to be performed by Holdings pursuant to this Section 2 may be performed by affiliates of Holdings and appropriate personnel of such affiliates or by independent third party contractors, in each case as may be designated from time to time by Holdings.

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          (b)  MANAGEMENT CONSULTING SERVICES.  The Company hereby retains
Holdings to render management consulting services from time to time for the Company regarding the Company and its subsidiaries, their financial and business affairs and their relationships with their lenders and shareholders, and the operation and expansion of their businesses. Holdings' personnel shall attend Board of Directors' meetings and shall be available to the Company's managers, auditors and other personnel for consultation and advice, subject to Holdings' reasonable convenience and scheduling. Services may be rendered from such locations as may be selected by Holdings and agreed to by the Company.

          (c) INVESTMENT BANKING SERVICES. In addition to the management consulting services set forth in Section 2(b) above, Holdings also shall from time to time provide financial advisory services to the Company, and in its capacity as financial advisor to the Company, Holdings will maintain its familiarity with the Company's operations, prospects, assets, capitalization and financial position, the trading markets for its securities, and such other related factors as Holdings deems relevant. Holdings will advise the Company as to opportunities in the financial markets for the Company, assist the Company in all of its financing transactions and advise the Company in any future recapitalization transactions, acquisitions or dispositions of assets or any similar transactions.

          (d) OPTIONAL SERVICES. If after the date hereof the Company requests Holdings to render any services which are outside of the scope of services contemplated by Sections 2(b) and (c) above, the Company and Holdings may negotiate the terms of such engagement, including the fees to be payable by the Company to Holdings; PROVIDED, that such services must be reasonably necessary and the amounts charged for such services must be comparable to the charge for such services in a commercial, unrelated third party transaction.

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     3.   TERM.

          (a) The tax sharing agreement set forth in Section 1 hereof shall continue in effect until terminated by written agreement between all the parties hereto.

          (b) The term of services to be provided in Section 2 hereof shall commence on the date hereof and continue in effect until the fifth (5th) anniversary of the date hereof ("Base Term"), and shall be automatically renewed for successive one-year terms (each, a "Renewal Term") unless either party, not earlier than 60 days or later than 30 days prior to the last day of the Base Term or any Renewal Term, notifies the other party as to its termination of this Agreement.

     4.   PAYMENTS, FEES AND EXPENSES.

          (a) MANAGEMENT CONSULTING FEE AND OTHER PAYMENTS. In consideration of the services to be provided by Holdings pursuant to Section 2(b) above, the Company shall make the following payments to Holdings:

          (i) $412,000 per annum, payable in four equal quarterly installments in arrears, on the last day of each fiscal quarter, the first payment of which shall be made (prorated for the number of days, commencing with the date hereof, during which the Agreement was in effect) on the last day of the fiscal quarter ending in August 1997; and

          (ii) such amounts, payable to Holdings within five (5) days of its demand therefor, sufficient for Holdings to pay (A) the fees and expenses of Holdings' directors; and (B) its indemnification obligations to Holdings' directors arising from the Indemnification Agreements between Holdings and its directors, Holdings' By-laws and its Certificate of Incorporation, in each case, as amended or restated, and the General Corporation Law of the State of Delaware.

          (b) INVESTMENT BANKING FEE. In consideration of the services to be provided by Holdings pursuant to Section 2(c) above, the Company shall make the following payments to Holdings:


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          (i)  for any future recapitalizations, acquisitions or dispositions of the Company's assets, sale of the Company stock, merger, consolidation or similar transaction, a fee of two percent (2%) of the transaction value payable upon consummation of such transaction; and

          (ii) for any financing transaction, a fee of one percent (1%) of the aggregate amount financed in such transaction.

          (c) EXPENSES. In addition to the amounts payable pursuant to Sections 4(a) and (b) above, the Company shall reimburse Holdings for actual and direct out-of-pocket expenses incurred by Holdings and its personnel in performing the services hereunder, including, but not limited to, any travel expenses and legal and accounting fees incurred. The Company shall make such reimbursement payments to Holdings within 30 days of the date it receives a statement therefor together with such supporting data as the Company may reasonably require.

          (d) DEFERRAL. Notwithstanding the foregoing, the Company shall not be required to pay, and Holdings shall have no right to receive and keep, the fees set forth in Sections 4(a)(i) and 4(b) above, if and to the extent expressly prohibited by the provisions of any credit, stock, financing or other agreements or instruments (including, without limitation, (i) the Securities Purchase Agreement dated as of October 30, 1991, (ii) the Indenture dated as of July 2, 1997, pursuant to which the 10 1/4% Senior Secured Notes due 2004 were issued, and (iii) the Amended and Restated Credit Agreement dated as of July 2, 1997, each as amended); PROVIDED, HOWEVER, that if, as a result of the operation of such prohibitions on postponements, payments otherwise owed hereunder are not made, such payments shall not be cancelled but rather shall accrue, and shall be payable without interest, by the Company promptly when, and to the extent, that the Company is no longer prohibited from making such payments.

     5. LIMITATION OF LIABILITY; INDEMNIFICATION. The Company will indemnify and hold

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harmless the officers, agents and employees of Holdings and its affiliates and each other person, if any, controlling Holdings or any of its affiliates, and any and all independent contractors hired by Holdings specifically for the services contemplated by this Agreement, from and against any losses, claims, damages or liabilities (or actions in respect thereof) related to or arising out of its engagement under this Agreement or its role in connection therewith, and will reimburse Holdings and any other party entitled to be indemnified hereunder for all expenses (including reasonable counsel fees) as they are incurred by it or any such other indemnified party in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which it is a party. Neither Holdings nor any of Holdings' affiliates, nor any officer, director, employee or agent of Holdings or its affiliates nor any person controlling Holdings or any of its affiliates shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with such engagement except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from Holdings' or any indemnified party's criminal acts or intentional wrongdoing. Nothing in this Section shall limit or otherwise affect the rights or obligations, if any, of any of the parties hereto pursuant to officer/director indemnification agreements, by-laws or certificates of incorporation, in each case as amended or restated, or applicable law. The provisions of this Section 5 shall survive the termination of this Agreement.

     6.   MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to the tax sharing arrangement between Holdings and the Company and Holdings' rendering of management consulting and investment banking services to the Company. Neither this


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Agreement nor any provision hereof may be modified, waived, terminated or amended except expressly by an instrument in writing signed by Holdings and the Company.

          (b) SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by either party without the consent of the other party but shall be binding upon and inure to the benefit of the parties and their respective successors and assigns upon such permitted assignment.

          (c) ENFORCEABILITY. In the event that any provision of this Agreement shall be held to be void or unenforceable, in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision not held void or unenforceable in part shall continue in full force and effect.

          (d) NOTICES. Except as otherwise specifically provided herein, notice given hereunder shall be deemed sufficient if delivered personally or sent by registered or certified mail or receipted document delivery service to the address of the party for whom intended at the principal executive offices of such party, or at such other address as such party may hereafter specify by written notice to the other party.

          (e) WAIVERS. No waiver by either party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or of any other provision herein contained.

          (f) INDEPENDENT CONTRACTORS. Holdings and its personnel shall, for purposes of this Agreement, be independent contractors with respect to the Company.

          (g) GOVERNING LAW. This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of Illinois.

                            [signature page follows]

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Tax Sharing and Management Consulting Agreement as of the date first above written.

                                       FANNIE MAY HOLDINGS, INC.

                                       By:  /s/ Ted A. Shepherd
                                            -----------------------------------

                                       Title: President and Chief Operating
                                              Officer
                                              ---------------------------------

                                       ARCHIBALD CANDY CORPORATION

                                       By:  /s/ Ted A. Shepherd
                                            -----------------------------------

                                       Title:  President and Chief Operating
                                               Officer
                                               --------------------------------


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